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EXHIBIT 11 - STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


                             SUIZA FOODS CORPORATION
               (In thousands, except share and per-share amounts)


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                                                                      THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                                         SEPTEMBER 30,                      SEPTEMBER 30,
                                                                -----------------------------       -----------------------------
                                                                   2001              2000              2001              2000
                                                                -----------       -----------       -----------       -----------
Basic EPS computation:
  Numerator:
    Income before extraordinary items                           $    29,422       $    31,189       $    87,542       $    85,316
                                                                -----------       -----------       -----------       -----------
    Income applicable to common stock                           $    29,422       $    31,189       $    87,542       $    85,316
                                                                ===========       ===========       ===========       ===========
  Denominator:
    Average common shares                                        27,860,732        27,623,928        27,594,599        28,530,656
                                                                ===========       ===========       ===========       ===========
Basic EPS before extraordinary items                            $      1.06       $      1.13       $      3.17       $      2.99
                                                                ===========       ===========       ===========       ===========

Diluted EPS calculation:
  Numerator:
    Income before extraordinary items                           $    29,422       $    31,189       $    87,542       $    85,316
    Net effect on earnings from conversion of mandatorily
        redeemable convertible preferred securities                   5,331             5,331            15,993            16,001
                                                                -----------       -----------       -----------       -----------
    Income applicable to common stock                           $    34,753       $    36,520       $   103,535       $   101,317
                                                                ===========       ===========       ===========       ===========

  Denominator:
    Average common shares - basic                                27,860,732        27,623,928        27,594,599        28,530,656
    Stock option conversion                                       1,076,481           906,601           918,762           832,882
    Dilutive effect of conversion of manditorily
      redeemable convertible preferred securities                 7,666,754         7,667,183         7,666,806         7,698,814
                                                                -----------       -----------       -----------       -----------
    Average common shares - diluted                              36,603,967        36,197,712        36,180,167        37,062,352
                                                                ===========       ===========       ===========       ===========
Diluted EPS before extraordinary items                          $      0.95       $      1.01       $      2.86       $      2.73
                                                                ===========       ===========       ===========       ===========
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